Exhibit  21

 Hyperdynamics  Corporation  Subsidiaries

Subsidiary  Name             State  of  Incorporation      Trade  Name
SCS  Corporation                      Delaware          SCS  Corporation
HYD Resources Corporation              Texas         HYD  Resources  Corporation
Trendsetter Production Company      Mississippi      Trendsetter  Production  Co
GHRC                            Belize  City,  Belize   Inactive  Corporation